Exhibit 99.1
PARK ELECTROCHEMICAL CORP.                            NEWS RELEASE
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Contact:  Linda Lagnese                      48 South Service Road
          	                                    Melville, NY 11747
                                                    (631) 465-3600



PARK ELECTROCHEMICAL CORP. ANNOUNCES PROPOSED RESTRUCTURING OF ITS
      NELTEC EUROPE BUSINESS UNIT LOCATED IN MIREBEAU, FRANCE

Melville, New York, August 29, 2007...Park Electrochemical Corp. (NYSE - PKE) announced that Neltec Europe SAS, Park's electronic materials business unit located in Mirebeau, France, is proposing to restructure its operations and to reduce its workforce and has commenced an information and consultation process with its employees regarding the proposed restructuring and workforce reduction in accordance with French law. Neltec Europe SAS is proposing the restructuring and workforce reduction in response to the continuing erosion of the markets for electronic materials in Europe and the continuing migration of such markets to Asia.

If the proposed restructuring and workforce reduction are implemented, the Company would expect to record a one-time charge of approximately $1.5 million in the fourth quarter of the Company's current fiscal year ending March 2, 2008. The Company expects Neltec Europe SAS to continue to support all of its existing customers if the proposed restructuring is implemented. The proposed restructuring plan does not contemplate the loss of any business by Neltec Europe SAS. The proposed restructuring will not affect Park's Neltec SA business unit located in Lannemezan, France.

Certain portion of this press release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park's expectations. Such factors include, but are not limited to, general conditions in the electronics and aerospace industries, Park's competitive position, the status of Park's relationships with its customers, economic conditions in international markets, the cost and availability of raw materials and utilities, and the various factors set forth in Item 1A "Risk Factors" and under the caption "Factors That May Affect Future Results" after Item 7 of Park's Annual Report on Form 10-K for the fiscal year ended February 25, 2007.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials (the Nelco(registered) product line)and advanced composite materials (the Nelcote
(trademark) product line)principally for the telecommunications and internet infrastructure, high-end computing and aerospace markets. Park focuses on the general aviation aircraft segment of the aerospace market. Park's core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company's manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Arizona and California. In addition, as recently announced, the Company plans to construct a new facility in Newton, Kansas.

Additional corporate information is available on the Company's website at www.parkelectro.com.

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